Exhibit 99.1

Appian Announces Proposed Public Offering of Class A Common Stock

MCLEAN, VA, May 28, 2020 – Appian Corporation (Nasdaq: APPN) today announced the launch of a proposed underwritten public offering of 2,500,000 shares of its Class A common stock, of which 1,931,206 shares of Class A common stock are being offered by Appian and 568,794 shares of Class A common stock are being offered by existing stockholders of Appian. Appian will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders.

Morgan Stanley is acting as sole underwriter in the offering. The offering is being made pursuant to a shelf registration statement, including a base prospectus, filed by Appian with the Securities and Exchange Commission (SEC), which was effective upon filing. The offering may be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained, when available, from Morgan Stanley & Co. LLC, by mail at Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Appian

Appian (Nasdaq: APPN) provides a low-code automation platform that accelerates the creation of high-impact business applications. Many of the world’s largest organizations use Appian applications to improve customer experience, achieve operational excellence, and simplify global risk management and compliance.

Cautionary Note on Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding Appian’s expectations regarding the completion of the public offering. The words “anticipate,” “expect,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on Appian’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks related to the satisfaction of closing conditions and other factors that are set forth in Appian’s filings with the SEC, including Appian’s Annual Report on Form 10-K for the year ended December 31, 2019, Appian’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other filings Appian makes with the SEC from time to time, under the caption “Risk Factors.” The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact
Scott Walker
Director, Investor Relations
703-496-4573
scott.walker@appian.com